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                                                                    EXHIBIT 12.2


                                  TIME WARNER
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
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
                                                       Pro Forma                                 Historical
                                                ---------------------------  ----------------------------------------------------
                                                                             Three Months
                                                Three Months     Year          Ended          Years Ended December 31,
                                                   Ended        Ended        March 31,    ---------------------------------------
                                                  March 31,   December 31,  -----------
                                                    1995         1994       1995   1994   1994  1993   1992   1992   1991    1990
                                                    ----         ----       ----   ----   ----  ----   ----   ----   ----    ----
                                                                                   (in millions, except ratios)
Earnings:
   Net income (loss) before
    income taxes and
    extraordinary item..........                   $(35)       $(152)    $(15)  $(19)  $ 89  $  81   $323   $320   $ 52 $ (145)
   Interest expense.............                    275          983      210    182    769    698    287    729    912  1,096
   Amortization of capitalized
    interest....................                     --            2      --      --      2     --      1     19     23     22
   Portion of rents representat-
    tive of an interest factor..                     13           52      13      13     52     54     52     85     78     74
   Adjustment for partially
    owned subsidiaries and
    50% owned companies.........                    158          603     180     159    665    663    590     97     73     57
   Undistributed losses of less
    than 50% owned companies....                     17           82      17      25     82     47     56     56     56     17
                                                   ----       ------    ----    ---- ------ ------ ------ ------ ------ ------
      Total  earnings............                  $428       $1,570    $405    $360 $1,659 $1,543 $1,309 $1,306 $1,194 $1,121
                                                   ====       ======    ====    ==== ====== ====== ====== ====== ====== ======

Combined Fixed Charges and
  Preferred Stock Dividends:
   Interest expense............                    $275       $  983    $210    $182 $  769 $  698 $  287 $  729 $  912 $1,096
   Capitalized interest.........                     --            2      --      --      2     --     --     15     17     19
   Portion of rents represent-
    ative of an interest
    factor......................                     13           52      13      13     52     54     52     85     78     74
   Adjustment for partially
    owned subsidiaries and 50%
    owned companies.............                    158          606     180     159    668    664    571     81     45     33
   Pretax income necessary to
    cover preferred stock
    dividend requirements.......                     37          136       5       5     20    218    905    905  1,382  1,234
                                                   ----       ------    ----    ---- ------ ------ ------ ------ ------ ------
     Total combined fixed
      charges and preferred
      stock dividends..........                    $483       $1,779    $408    $359 $1,511 $1,634 $1,815 $1,815 $2,434 $2,456
                                                   ====       ======   =====    ==== ====== ====== ====== ====== ====== ======
Ratio of earnings to combined
 fixed charges and preferred
 stock dividend requirements
 (deficiency in the coverage
 of combined fixed charges
 and preferred stock dividends
 by earnings before fixed
 charges and preferred stock
 dividends)....................                    $(55)      $(209)    $ (3)   1.0x 1.1x  $(91) $(506) $(509) $(1,240) $(1,335)
                                                   ====       ======    ====    ==== ====  ====  =====  =====  =======  =======
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